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                     March 17, 2023

       Richard Haderer
       Chief Financial Officer and Director
       Wolverine Resources Corp.
       #55-11020-Williams Road
       Richmond, British Columbia, Canada V7A 1X8

                                                        Re: Wolverine Resources
Corporation
                                                            Form 10-K for the
Fiscal Year Ended May 31, 2022
                                                            Filed September 14,
2022
                                                            File No. 000-53767

       Dear Richard Haderer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation